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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the inclusion in and incorporation by reference of our report dated March 30, 1998 on our audit of the consolidated financial statements of operations, cash flows, changes in stockholder's equity and comprehensive income (loss) of Level 3 Communications, Inc. (formerly Peter Kiewit Sons', Inc.) for the year ended December 27, 1997 into the Prospectus Supplements dated February 23, 2000 to the Registration Statements on Form S-3 (File Nos. 333-68887 and 333-91899 of Level 3 Communications, Inc. We also consent to the reference to our firm in the Prospectus Supplements under the caption "Experts."

                                          PricewaterhouseCoopers LLP

                                          /s/ PricewaterhouseCoopers LLP

Omaha, Nebraska
February 23, 2000